EXHIBIT 11.1

                        COMPUTATION OF PER SHARE EARNINGS


                                          2004         2003         2002
                                       ----------   ----------   ----------
Net Earnings                           $1,120,628   $  851,077   $  614,096

Dividends Paid                           (572,724)    (524,193)    (491,484)
                                       ----------   ----------   ----------
                                       $  547,904   $  326,884   $  122,612

Weighted Average Shares Outstanding        99,248       93,239       88,223

Earnings Per Share of Common Stock     $     5.52   $     3.51   $     1.39